Exhibit 10.26
ION Geophysical Corporation

Third Amended and Restated
2013 Long Term Incentive Plan

RESTRICTED STOCK AGREEMENT

1.
Grant of Restricted Stock Shares. A grant of [NUMBER] shares of restricted Common Stock (the “Restricted Stock”) to [GRANTEE] (the “Participant”) under this Restricted Stock Agreement (this “Agreement”) by ION Geophysical Corporation (the "Company") was made as of December 1, 2018 (the “Grant Date”), subject and pursuant to the terms of the Third Amended and Restated 2013 Long Term Incentive Plan (the "Plan"). The Restricted Stock and its release are subject in all respects to the terms as set forth in the Plan, a copy of which is available from the General Counsel of ION Geophysical Corporation, and to any rules promulgated pursuant to the Plan by the Committee. Capitalized terms not otherwise defined herein are as defined in the Plan. The effectiveness of such grant is expressly conditioned upon Participant executing and returning this Agreement to the Company’s General Counsel.

2.
Dividends and Voting Rights. The Participant shall not be entitled to receive any dividends paid with respect to the Restricted Stock that become payable except as to any Restricted Stock that has vested as set forth below in this Agreement. From the Grant Date, the Participant shall be entitled to vote the shares of Restricted Stock, even if it they have not vested, to the same extent as would have been applicable to the Participant if the Participant was then vested in the shares of Restricted Stock; provided, however, that the Participant shall not be entitled to vote the shares of Restricted Stock with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited such shares of Restricted Stock.

3.
Deposit of Restricted Stock. Each certificate issued in respect of shares of Restricted Stock granted under this Agreement shall be registered in the name of the Participant and shall be deposited for custody by the Company, as directed by the Committee or in the Company’s discretion, until all restrictions on such shares of Restricted Stock have lapsed.

4.
Early Vesting on Certain Events; Transfer and Forfeiture of Restricted Stock. In addition to (and notwithstanding anything to the contrary in) the vesting criteria set forth in paragraph 5 below, the Participant shall become fully vested in the shares of Restricted Stock awarded hereunder (to the extent not already vested) and shall own such shares as unrestricted Common Stock, free of all restrictions otherwise imposed by this Agreement, as follows:

(a)
The Participant shall become fully vested in all of the shares of Restricted Stock as of the Participant’s Date of Termination if the Participant’s Date of Termination occurs by reason of the Participant’s death or Disability.

(b)	The Participant shall become fully vested in the shares of Restricted Stock on the day immediately preceding a Change in Control.

Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered until the Participant is vested in such shares. Except as otherwise provided in this paragraph 4, if the Participant’s Date of Termination occurs prior to vesting, the Participant shall forfeit the then unvested shares of Restricted Stock as of the Participant’s Date of Termination.
The Participant’s “Date of Termination” shall be the day, hour, minute and second occurring on or after the Grant Date at which time the Participant is no longer employed by the Company or any Subsidiary (that is, the last second that the Participant was employed), regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.

5.	Vesting. The Participant’s Restricted Stock shall become vested, if at all, only upon the satisfaction of both the Time Measure and the Performance Measure, each as outlined below.

(a)
Time Measure. The “Time Measure” shall be satisfied with respect to an award of Restricted Stock only if the Participant is an Employee, Director, or Consultant based on continuous service with the Company between the Grant Date and the Vesting Date provided in the following schedule:

Vesting Date	Time Vested Percentage
December 1, 2019	33.33%
December 1, 2020	66.66%
December 1, 2021	100%

(b)
Performance Measure. The Performance Measure shall be satisfied, if at all, based on the trading price for the Company’s Common Stock following the Grant Date. For this purpose, the Company shall measure the volume weighted average price per Share during the period between the Grant Date and December 1, 2021. The “Performance Measure” requires, as to each VWAP Amount listed below, that, during the period commencing on the Grant Date and concluding on December 1, 2021, the volume weighted average price per Share, as determined by the Company based on the NYSE reported closing Share price, over a twenty (20) consecutive trading day period, meets or exceeds the VWAP Amount in the table below. If (and only if) such Performance Measure is satisfied as to a particular VWAP Amount during such three (3) year time period, then the designated portion of the Performance Measure shall be satisfied based on the following schedule:

VWAP Amount	Performance Vested Percentage
$17.50	33.33%
$22.50	66.66%
$27.50	100%

For the avoidance of doubt, satisfaction of the $27.50 VWAP Amount satisfies, per se, the two lower VWAP Amounts; and satisfaction of the $22.50 VWAP Amount satisfies, per se, the $17.50 VWAP Amount. For the purposes of this Agreement, the Committee shall have the same authority to adjust all or any of the VWAP Amounts above in those circumstances that are mentioned in the Plan that confer on the Committee the authority to adjust the aggregate number of Shares that may be issued under the Plan, the number of Shares subject to Incentive Awards, the price per Share for outstanding Incentive Awards, the Performance Period and/or Performance Criteria for outstanding Incentive Awards, the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Incentive Awards, the number of shares and type of Common Stock (or other securities or property) subject to outstanding Incentive Awards, the number of shares and type of Common Stock (or other securities or property) subject to the annual per-individual limitation under Section 1.4 of the Plan, the Option Price of each outstanding Incentive Award, and/or the number of or Option Price of Shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan.

(c)
Calculation of Vested Percentage. The portion of the Participant’s Restricted Stock which is vested at any time shall be equal to (i) the total number of shares of Restricted Stock awarded in paragraph 1 above, multiplied by (ii) the lesser of (x) the Time Vested Percentage, or (y) the Performance Vested Percentage. No portion of the Restricted Stock will be vested prior to the date the vested percentage for each of the Time Measure and the Performance Measure is at least 33.33%.

6.
Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the legal representative of the estate of the Participant.

7.
Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding.

8.
Plan Governs. Notwithstanding anything contained in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the General Counsel of the Company.

9.	Amendment. This Agreement may only be amended by written agreement of the Participant and the Company.

10.
Tax Requirements. The Company shall have the right to deduct any federal, state, or local taxes required by law to be withheld with respect to the award of Restricted Stock made hereunder. The Participant shall be required to pay the Company the amount of any taxes which the Company is required to withhold with respect to such shares of Restricted Stock.

11.
Legend. Each certificate representing shares of Restricted Stock issued to the Participant shall bear a legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered by the Participant upon demand by the Company and so endorsed).

12.
Not an Employment Contract.  No award of Restricted Stock shall confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

13.
Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either sent by nationally recognized overnight courier, or by postage paid first class mail. Notices sent by U.S. mail shall be deemed received on the date of actual receipt. Notices sent by nationally recognized overnight courier shall be deemed received upon the first day that the courier attempts delivery at the recipient’s address. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, and if to the Company, at the Company’s principal executive office, to the attention of the General Counsel.

14.
Applicable Law; Dispute Resolution.  Except to the extent preempted by federal or Delaware law, this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding any conflict-of-law rules or principles that would result in the laws of another state being applied. TO THE MAXIMUM EXTENT PERMITTED BY LAW, COMPANY AND PARTICIPANT EACH WAIVES ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN COMPANY AND PARTICIPANT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MATTERS RELATED HERETO. The prevailing party in any litigation or other proceeding to enforce the terms of this Agreement shall be entitled to recoup its reasonable attorneys’ fees and costs from the non-prevailing party. To the fullest extent permitted by law, the parties agree that any suit or proceeding arising out of or relating to this Agreement shall be brought in court in Harris County, Texas, to the exclusion of any other forum or venue.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all effective as of the Grant Date.
ION Geophysical Corporation
By:
Name: R. Brian Hanson
Title: President and CEO

Address for Notices:
ION Geophysical Corporation
General Counsel
2105 CityWest Blvd., Suite 100
Houston, Texas 77042

Acknowledged and Agreed by:

Participant: